Exhibit 5

Brett Agnew Vice President-Associate General Counsel 8300 Mills Civic Parkway, West Des Moines, IA 50266 Phone: 515-327-5890 | Department Fax: 515-221-4813 bagnew@sfgmembers.com

August 12, 2021

Midland National Life Insurance Company

8300 Mills Civic Parkway

West Des Moines, Iowa 50266-1071

Re:	Midland National Life Insurance Company

Registration Statement on Form S-1

File No. 333-254710

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by Midland National Life Insurance Company (the “Company”) of the above-referenced Registration Statement under the Securities Act of 1933 for the contingent deferred annuity certificates (the “Certificates”) offered and funded by the Company. I have examined, or persons on my staff have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.

The Company was organized in accordance with the laws of the state of South Dakota and re-domesticated in accordance with the laws of the state of Iowa and is a duly authorized stock life insurance company under the laws of Iowa and the laws of those states in which the Company is admitted to do business.

2.

The Company is authorized to issue the Certificates in those states in which it is admitted and where the issuance and sale of the Certificates is authorized by each applicable state insurance regulator.

3.

Each Certificate, when issued and sold pursuant to the terms described in the Registration Statement, and when authorized for issue and sale by each applicable state insurance regulator, will constitute validly issued and binding obligations enforceable against the Company in accordance with the terms of the Certificate, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Registration Statement.

Sincerely,

/s/ Brett L. Agnew
Brett L. Agnew
Associate General Counsel

MidlandNational.com